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WORLDTALK COMMUNICATIONS CORPORATION                                EXHIBIT 11.1
Computation of Net Income (Loss) Per Share
(in thousands, except per share amounts)

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
                                                       THREE MONTHS ENDED            NINE MONTHS ENDED
                                                          SEPTEMBER 30,                SEPTEMBER 30,
                                                    -----------------------       -----------------------
                                                      1997           1996           1997           1996
                                                    --------       --------       --------       --------
Net income (loss)                                   $ (1,300)      $    163       $ (5,834)      $   (742)
Weighted average common shares outstanding            10,480          9,668         10,387          6,888
Number of common share equivalents resulting
  from option and warrants, computed using the
  treasury stock method                                    -            667              -              -
Preferred stock, on an "as if converted basis"
   using the exchange rate in effect at the
   initial public offering date                            -              -              -          2,008
                                                    --------       --------       --------       --------
Number of common shares and common share
  equivalents used in computation                     10,480         10,335         10,387          8,896
                                                    --------       --------       --------       --------
Net income (loss) per share                         $  (0.12)      $   0.02       $  (0.56)      $  (0.08)
                                                    ========       ========       ========       ========
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